EXHIBIT 10.32
WATERMARK LODGING TRUST, INC.

EMPLOYEE RETENTION AND SEVERANCE PLAN

This Employee Retention and Severance Plan (the "Plan") is established by Watermark Lodging Trust, Inc., a Maryland real estate investment trust (the "Company"), effective November, 2021.

1.Purpose of the Plan. The Company considers it essential to the operation of the Company that its executives and key employees be retained for a period of time as determined by its Board and management during a critical phase in the Company. The purpose of the Plan is to establish a retention and severance bonus plan to provide an incentive for employees to continue in the service of the Company. The Plan is meant to supplement and work independent of and in conjunction with (and not to replace) the Company's other compensation and benefit programs, such as its equity plans and other plans, in order to achieve the purposes discussed above.
2.Definitions.
2.1"Affiliate" means as to any Person, any other Person which, directly or indirectly, is controlled by, controls, or is under common control with, such first-mentioned Person.
2.2"Average Bonus" means the average of the annual bonuses earned by a Participant for the two full fiscal years prior to the fiscal year in which the Participant's employment terminates; provided, that, if the Participant has only been employed for one full fiscal year prior to the year in which his or her employment terminates, then “Average Bonus” means the annual bonus earned by the Participant for such full fiscal year.
2.3"Base Salary" means the Participant's annual base pay (excluding incentive pay, commissions, bonuses, expenses or expense allowances and other forms of variable compensation), at the rate in effect during the last regularly scheduled payroll period immediately preceding the date of termination. With respect to Participants who are non-exempt employees under applicable wage and hour laws, the Base Salary shall be based on the weekly rate, or hourly base rate, for a forty (40) hour week. In no event shall Base Salary include any overtime, bonuses, extended workweek, shift differential or other types of premium pay.
2.4"Board" means the Board of Directors of the Company, or the Compensation Committee thereof.
2.5"Cause" for termination shall mean a determination by the Board that any of the following events has occurred: (i) a Participant's indictment of, or the conviction or entry of a plea of guilty or nolo contendere to any felony, or any misdemeanor involving moral turpitude; (ii) a Participant's engagement in conduct which constitutes a material breach of a fiduciary duty or duty of loyalty, including without limitation, misappropriation of funds or property of the Company, other than an occasional and de minimis use of Company property for personal purposes; (iii) a Participant's acts or omissions constituting gross negligence, recklessness or willful misconduct in the performance of his or her assigned duties for the Company; (iv) any act or omission by a Participant that has a demonstrated and material adverse impact on the Company's reputation for honesty and fair dealing or any other conduct that would reasonably be expected to result in injury to the reputation of the Company; (v) a Participant's insubordination, nonperformance or willful neglect of assigned duties; (vi) a Participant's willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or a Participant's willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or a Participant's willful inducement of others to fail to cooperate, destroy or fail to produce documents or other materials; (vii) a Participant's failure to perform the essential functions of his or her position, with or without reasonable accommodation if required by law; or (viii) a Participant's death.
2.6"Change in Control" means, in one or a series of related transactions, (i) the sale of all or substantially all of the assets of the Company to a Person that is not an Affiliate of the Company, (ii) the sale or transfer of the outstanding shares of capital stock of the Company, or (iii) the merger or consolidation of the Company with another Person or entity, in each case in clauses (ii) and (iii) above under circumstances in which the holders (together with any Affiliates of such holders) of the voting power of outstanding capital stock of the Company, immediately prior to such transaction, (A) own less than 50% in voting power of the outstanding capital stock of the Company, (B) do not have the right to elect a majority of the members of the Board, or (C) do not otherwise have the power to direct or cause the direction of the management or policies of the Company or the surviving or resulting entity immediately following such transaction.
2.7"Common Shares" means common shares of beneficial interests in the Company.
2.8"Disability" means the inability of a Participant to perform the Participant’s duties with the Company on a full-time basis for one hundred twenty (120) consecutive days within any twelve (12) month period as a result of a physical, mental or psychological incapacity or impairment.
2.9"Fair Market Value" means, on a given date, (i) if the Common Shares are listed on a national securities exchange, the closing sales price of the Common Shares reported on the primary exchange on which the Common Shares is listed and traded on such date, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported; (ii) if the Common Shares are not listed on any national securities exchange but are quoted in an inter-dealer quotation system on a last sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Common Shares are not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last sale basis, the most recent estimated net asset value per Common Share publicly announced by the Company or such other amount determined by the Board in good faith to be the fair market value of the Common Shares.
2.10"Good Reason" means the occurrence of one of the following events, without the Participant's prior written consent, provided such event is not corrected within 15 days following the Board's receipt of written or electronic notice of such event: (i) a requirement that the Participant work principally from a location outside the 50 mile radius from the Participant's principal work location or residence, except for required travel on the Company’s business to the extent substantially consistent with the Participant’s business travel obligations; (ii) failure to pay the Participant any compensation or benefits to which the Participant is entitled within 30 days of the date due; (iii) a material reduction in the Participant's annual base salary or annual bonus opportunity; (iv) the failure of the Company to obtain an agreement, reasonably satisfactory to the Participant, from any successor or assign of the Company to assume and agree to adopt this Plan and the Participant's Participation Agreement, if any, or (v) a material and adverse change in the Participant's title or responsibilities.
2.11"Participant" shall mean any employee of the Company who is entitled to participate in the Plan in accordance with Section 4.
2.12"Participation Agreement" means an agreement between a Participant and the Company in substantially the form of EXHIBIT B hereto.
2.13"Person" means any natural person, corporation, limited liability company, partnership, firm, joint venture, joint-stock company, trust, association, unincorporated entity or organization of any kind, governmental authority or other entity of any kind.
2.14"Retention Benefits" means the amount of the retention bonus payable to a Participant pursuant to his or her Participation Agreement.
2.15"Severance Amounts" means the amount of severance payable to a Participant pursuant to the terms of his or her Participation Agreement.
2.16"Target Annual Bonus" means an amount equal to one hundred percent (100%) of a Participant's target annual bonus opportunity for the fiscal year in which his or her employment with the Company terminates.
3.Interpretation and Administration of the Plan. The Plan will be interpreted and administered by the Board, whose actions in interpreting the terms of the Plan and administration of the Plan will be final and binding on all Participants; provided that the Board may delegate all or any portion of its authority hereunder to the Compensation Committee of the Board. The Board is authorized to interpret the Plan, correct any defect, supply any omission or reconcile any inconsistency in the manner and to the extent it deems necessary to carry out the purposes and intent of the Plan. No director will be liable for any good faith determination, act or omission in connection with the Plan.

4.Retention and Severance Benefits. The Participants listed on Exhibit A hereto shall be eligible to receive the Retention Benefits and Severance Amounts if the conditions for earning such benefits or amounts set forth in a Participant's Participation Agreement are satisfied.
5.Withholding of Compensation. The Company will withhold from any payments under the Plan any amount required to satisfy the income and employment tax withholding obligations arising under applicable federal and state laws in respect of the Retention Benefits and Severance Amounts. Each Participant is encouraged to contact his or her personal legal or tax advisors with respect to the benefits provided by the Plan. Neither the Company nor any of its employees, directors, officers or agents are authorized to provide any tax advice to Participants with respect to the benefits provided under the Plan.
6.No Guarantee of Employment. The Plan is intended to provide a financial incentive to Participants and is not intended to confer any rights to continued employment upon Participants, whose employment will remain at-will and subject to termination by either the Company or Participant at any time, with or without cause or notice, subject to the terms of an applicable employment agreement, if any.
7.Status as Creditor. A Participant's sole right under the Plan will be as a general unsecured creditor of the Company and the acquiring or surviving corporation.
8.No Assignment or Transfer by Participant. None of the rights, benefits, obligations or duties under the Plan may be assigned or transferred by any Participant except by will or under the laws of descent and distribution. Any purported assignment or transfer by any such Participant will be void.
9.Amendment and Termination of the Plan. The Plan may be amended or terminated by the Board, provided that no amendment will adversely affect the rights of a Participant hereunder without the prior written consent of such Participant. Notwithstanding the foregoing, any particular Participation Agreement may be amended to the detriment of a Participant solely with the written consent of such Participant.
10.Governing Law. The rights and obligations of a Participant under the Plan will be governed by and interpreted, construed and enforced in accordance with the laws of the State of Illinois without regard to its or any other jurisdiction's conflicts of laws principles.
11.Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
12.Entire Agreement. The Plan and the executed Participation Agreements set forth all of the agreements and understandings between the Company and Participants with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the Company and Participants with respect to the subject matter hereof.
13.Section 280G.

13.1Anything in this Plan to the contrary notwithstanding, in the event a nationally recognized independent accounting firm designated by the Company (the "Accounting Firm") shall determine that receipt of all payments or benefits by the Company and any subsidiary and each of their respective affiliates in the nature of compensation to or for a Participant's benefit, whether paid or payable pursuant to this Plan or otherwise (a "Payment"), would subject such Participant to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Plan to the greatest amount that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code (the "Reduced Amount"). The Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that a Participant would have a greater Net After-Tax Receipt (as defined in paragraph 13.2) of aggregate Payments if the Participant's Agreement Payments were so reduced. If the Accounting Firm determines that a Participant would not have a greater Net After-Tax Receipt of aggregate Payments if the Participant's Payments were so reduced, then the Participant shall receive all Payments to which the Participant is entitled.
13.2For purposes of paragraph 13.1, "Net After-Tax Receipt" shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on a Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Participant's taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to the Participant in the relevant taxable year(s).
14.Section 409A.
14.1This Plan shall be interpreted to avoid any penalty sanctions under Section 409A of the Code ("Section 409A"). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A, (A) upon a termination of employment, a Participant shall have no ongoing obligations to the Company or its subsidiaries that would prevent the Participant from having a "separation from service" upon such termination within the meaning of such term under Section 409A; and (B) the right to a series of installment payments under this Plan is to be treated as a right to a series of separate payments. In no event shall a Participant, directly or indirectly, designate the calendar year of payment.
14.2Notwithstanding any provision in this Plan to the contrary, if, at the time of a Participant's separation from service with the Company, the Company has securities which are publicly traded on an established securities market, the Participant is a "specified employee" (as defined in Section 409A) and it is necessary to postpone the commencement of any severance payments and benefits otherwise payable pursuant to this Plan as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then the Company will postpone the commencement of the payment or provision of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) that are not otherwise exempt from Section 409A until the first payroll date that occurs after the date that is six (6) months following Participant's separation from service with the Company. If the Participant dies during the postponement period prior to the payment of any postponed amount, such amount shall be paid to the personal representative of the Participant's estate within sixty (60) days after the date of the Participant's death.
15.Execution. To record the adoption of the Plan as set forth herein, effective as of November, 2021, Watermark Lodging Trust, Inc. has caused its duly authorized officer to execute the same this 10th day of November, 2021.
Approved by the Board on October 6, 2021.

WATERMARK LODGING TRUST, INC.

/s/ Michael G. Medzigian
By: Michael G. Medzigian
Title: Chairman & CEO

EXHIBIT A
Certain Participants

1. Paul J. Huff
2. Brendan Medzigian
3. Mallika Sinha
4. Samuel Zinsmaster

EXHIBIT B

WATERMARK LODGING TRUST, INC.
EMPLOYEE RETENTION AND SEVERANCE PLAN
PARTICIPATION AGREEMENT

    This Participation Agreement (the "Participation Agreement") is entered into by and between Watermark Lodging Trust, Inc., a Maryland real estate investment trust (the "Company"), and the undersigned employee of the Company, and is effective as of the date set forth below. Attached is a copy of the Watermark Lodging Trust, Inc. Employee Retention and Severance Plan (the "Plan"). Each capitalized term not defined in this Participation Agreement will have the meaning ascribed to such term in the Plan.
1.Retention Benefits.
1.1You are eligible to receive a $[●] Retention Benefit. You will receive the Retention Benefit if you remain actively employed full-time with the Company during the eighteen (18) month period immediately following the date hereof (the “Retention Period”). If such condition is satisfied, you will be paid the Retention Benefit on the date such eighteen (18) month period expires. Notwithstanding the foregoing, the Retention Period shall expire on the earlier of (i) immediately prior to a Change in Control of the Company, if (a) such date is earlier than the eighteen (18) month anniversary of the date hereof and you remain actively employed full-time with the Company through such Change in Control and (b) in connection with the Change in Control, the Company fails to obtain an agreement, reasonably satisfactory to the Board, from any successor or assign of the Company, to assume and agree to adopt this Plan and the Participant's Participation Agreement, and (ii) the three (3) month anniversary of a Change in Control of the Company if such anniversary is earlier than the eighteen (18) month anniversary of the date hereof and you remain actively employed full-time with the Company during such three (3) month period, and, you will be paid the Retention Benefit on the date of the Change in Control or such three (3) month anniversary, whichever is applicable. The Retention Period shall also expire in the event the Participant is terminated without Cause, in which event the Retention Benefit will be paid on the first regularly scheduled payroll date following termination.
1.2Sixty percent (60%) of the Retention Benefit will be payable in cash and forty percent (40%) will be payable in fully vested Common Shares based on the Fair Market Value of the Common Shares on the date the Retention Period expires; provided, however, that in the event there is a Change in Control prior to payment of the Retention Benefit, one hundred percent (100%) of the Retention Benefit will be payable in cash.
2.Severance Benefits.
1.1If the Company terminates your employment without Cause or you terminate your employment for Good Reason, in either case, within eighteen (18) months immediately following a Change in Control of the Company, subject to your compliance with this Section 2, you will be eligible to receive Severance Amounts.

1.2You will be eligible to receive a cash Severance Amount equal to the greater of (i) the sum of your Base Salary and Target Annual Bonus and (ii) the sum of your Base Salary and Average Bonus.
1.3In the event of any termination of employment, you will be entitled to your accrued and unpaid base salary, accrued and unused vacation benefits, and vested benefits under any employee benefit plan of the Company.
1.4As a condition to the payment of any Severance Amount under this Section 2, you will be required to execute within thirty days following the date of your termination a waiver and release of claims agreement (the “Release”) in favor of the Company and in a form determined by the Company. As specified in the applicable Release, you will have a certain number of calendar days to consider whether to execute such Release, and the right to revoke such Release within a certain number of days after execution (the “Revocation Period”). You must execute the Release and not revoke the Release in order to be entitled to benefits under this Section 2.
1.5Subject to the timing provisions of Section 14(a) of the Plan, the Severance Amount shall be paid in accordance with the Company's customary payroll practices in a lump sum in cash, subject to applicable tax withholding, during the first payroll period following the expiration of the revocation period of the Release. Notwithstanding the foregoing, if the period for consideration or revocation of the Release spans two taxable years, you shall be paid the Severance Amount during the later taxable year.
1.6For the avoidance of doubt, if you are entitled to severance or similar benefits pursuant to the terms of an employment agreement or severance or similar plan of the Company, you shall be entitled to greater of the severance benefits under either this Agreement or such other agreement or plan, but not both.
3.Confidentiality. You must keep this Agreement confidential. The Company may publicly disclose the fact that you have been offered this Agreement, the terms of this agreement, and/or your receipt of a retention bonus under this Agreement (the “Information”). If, prior to the Company’s public disclosure of any or all of the Information, either you disclose any or all of the Information to anyone other than your spouse or financial advisor or your spouse or financial advisor discloses any or all of the Information, this agreement will become void, and you agree to repay any payments already paid hereunder.
4.Employment at Will. This agreement is not an employment contract. Nothing in this agreement modifies your status as an employee at will or guarantees employment for any length of time.
5.Compliance with IRC Sections 409A and 457A of the Code. This Agreement is intended to comply with Sections 409A and 457A of the Code and will be interpreted accordingly. Notwithstanding anything herein to the contrary, if at the time of your termination of employment with the Company and its subsidiaries or affiliates you are a "specified employee" as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) and such payments shall be paid to you in a single lump sum as soon as practicable (and in all events within 15 days) after the date that is six months following your termination of employment with the Company and its subsidiaries or affiliates (or the earliest date as is permitted under Section 409A of the Code without any accelerated or additional tax). For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a "separate payment" within the meaning of Section 409A of the Code, and references herein to your "termination of employment" shall refer to your separation from service with the Company and its affiliates within the meaning of Section 409A of the Code.

To indicate your acceptance of your designation as a Participant in the Plan, please sign a copy of this Participation Agreement in the space indicated below and return it to the undersigned on or before [●], 2021.

WATERMARK LODGING TRUST, INC.

By:
Name:
Title:

ACCEPTED AND ACKNOWLEDGED:

I hereby accept my designation as a Participant in the Watermark Lodging Trust, Inc. Employee Retention and Severance Plan.

Dated:    _______________________

By:     _______________________

Name:    _______________________

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